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                                                                    Exhibit 10.2


                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (the "Agreement") made as of April ___, 2001, by and between, INFOTOPIA, INC., a Nevada corporation, (hereinafter the "Company") and I NET FINANCIAL MANAGEMENT, LTD., a British Virgin Islands corporation (hereinafter "Consultant").

         WHEREAS, the Company wishes to retain Consultant to provide certain consulting services to the Company as described more particularly herein; and

         WHEREAS, Consultant desires to render such consulting services to the Company, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Provision of Services.

         (a) Consultant agrees, to the extent required in the conduct of the business of the Company, to place at the disposal of the Company Consultant's judgment and experience, and to provide the following business development services to the Company (all such services hereinafter described as the "Consulting Services"):

                  (i) Work with Company management in developing and implementing a plan with respect to the Company's capital structure;

                  (ii) Advise the Company with respect to potential acquisition transactions, including the structure of such transactions, and assist the Company in its completion of any related due diligence reviews;

                  (iii) Assist the Company in developing plans, and assist in the implementation of such plans, for product line extensions and retail distribution;

                  (iv) Assist the Company in identifying and calling upon potential strategic partners and customers;

                  (v) Represent the Company in making presentations to potential partners and customers;

                  (vi) Review of and advice with respect to the Company's business plan as it relates to investment presentations and sales presentations;

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                  (vii)    Represent the Company in negotiations, interaction
                           with legal and accounting personnel and meetings with investment banking firms, potential investors and other sources of capital; and

                  (viii) Advise the Company with respect to the raising of equity and/or debt.

         (b) Consultant agrees to use its reasonable best efforts in providing the Consulting Services to the Company and shall devote such time and effort to the provision of the Consulting Services as shall be reasonable in Consultant's discretion.

2.       Compensation.

         (a) In consideration of Consultant's services, the Company agrees to pay Consultant in advance on the first day of each calendar month during the term of this Agreement a nonrefundable consulting fee of $12,500 per calendar month for each of the first three (3) calendar months during the term of this Agreement and $15,000 per calendar month thereafter, which consulting fee shall be prorated for the first month of the term based on the number of days from and including the date of this Agreement through the last day of the first calendar month (the "Consulting Fee"); provided, however, that after twelve (12) months such Consulting Fee may be offset by commissions earned by Consultant under
Section 4 of this Agreement. The Company further agrees to reimburse Consultant for reasonable pre-approved expenses incurred by Consultant in connection with the provision of the Consulting Services hereunder. If Consultant conducts business activities other than for the Company during a pre-approved business trip Consultant shall disclose that it has conducted other activities and document the amount of time devoted to each of the business activities during such trip, and the trip expenses will be shared pro rata. Consultant shall record such activities in an expense report for each pre-approved trip. Expenses are to be paid within ten (10) business days of receipt by Company of requests for reimbursement therefor.

         (b) In addition to the Consulting Fee, as additional consideration, during the Term (and any extensions thereof) and for a period of twelve (12) months following termination of this Agreement, the Company shall pay to Consultant an amount equal to three percent (3%) of the monthly Product Revenues (as hereinafter defined) generated by the Company (the "Revenue Fees"). Such amounts shall be paid by the Company to Consultant no later than 25th day of the calendar month immediately following shipment of the product(s) from which such Product Revenues are derived. The fees paid pursuant to this section shall be subject to adjustment within fifteen (15) days following the completion of the Company's audit for each fiscal year based upon the Company's actual revenues for such year; provided that any adjustment shall be subject to Consultant's prior approval. For purposes hereof, Product Revenues shall mean (i) gross sales revenues arising out of (A) Consultant's creating, suggesting sourcing for or executing a marketing program relating to any product line or product category extension with respect to the business of the Company, or (B) any new retail channel which Consultant is responsible for developing and working with or is otherwise directed by the Company to work with (ii) less returns, allowances and bad debt adjustments with respect to such revenues.

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3.       Stock. As additional consideration for the Consulting Services provided hereunder, the Company shall issue to Consultant (i) upon execution of this Agreement, shares of the Company's common stock equal to the greater of 250,000 shares or one percent (1%) of the total number of such shares issued and outstanding, (ii) six (6) months after the date hereof, shares of the Company's common stock equal to the greater of 100,000 shares or one-half percent (0.5%)
of the total number of such shares issued and outstanding, and (iii) twelve (12) months after the date hereof, shares of the Company's common stock equal to the greater of 150,000 shares or three-fourths percent (0.75%) of the total number of such shares issued and outstanding. If the Company shall fail to issue any shares to be issued pursuant to this Section 3 for a period of fourteen (14) days from the date such shares are to be issued to Consultant, the Company shall issue Consultant an additional ten percent (10%) of the shares Consultant is otherwise entitled to under this Section 3. All of the shares issued to Consultant pursuant to this Section 3 shall be fully vested. The obligations of the Company under this Section 3 may be subject to shareholder approvals and the Company will use its best efforts to obtain any such required approvals within sixty (60) days of the date hereof. The share calculations set forth in this
Section 3 shall be determined as of the respective dates of issuance of such shares and shall be adjusted as necessary by the Company in the event of a reorganization or other recapitalization of the Company prior to or after such dates to insure that Consultant shall hold the percentages of the issued and outstanding shares of the Company's common stock set forth herein subsequent to any such reorganization or recapitalization.

4.       Success Fee.

         (a) If, at any time during the Term (or any extensions thereof) or during the period ending twelve (12) months after the termination of this Agreement, the Company or an affiliate and any third party enter into a transaction involving a merger, sale of assets or sale of stock where Consultant or an affiliate of Consultant has provided a contact, is otherwise responsible for introducing such third party to the Company or has assisted in the structure, negotiation or due diligence review of any such transaction (whether or not Consultant was responsible for introducing the Company or any other party to such transaction), then the Company shall pay to Consultant, on the date of closing of such transaction, an amount equal to (i) five percent (5%) of the aggregate value or purchase price of such transaction where such transaction amount does not exceed Fifty Million Dollars ($50,000,000); (ii) four percent (4%) of the aggregate value or purchase price of such transaction where such transaction amount is greater than Fifty Million Dollars ($50,000,000) but does not exceed Seventy-Five Million Dollars ($75,000,000); or (iii) three percent (3%) of the aggregate value or purchase price of such transaction where such transaction amount exceeds Seventy-Five Million Dollars ($75,000,000) (each of the foregoing, the "Sale Transaction Cash Fee"). In addition to the Sale Transaction Cash Fee, the Company shall issue to Consultant, on the date of closing of such transaction, warrants to purchase that number of fully-vested and unrestricted shares of the Company's common stock as shall be determined by dividing (i) an amount equal to the Sale Transaction Cash Fee by (ii) the fair market value of the Company's common stock on the date of closing of such merger, asset sale or stock sale transaction as determined by calculating the average value per share on the basis of the purchase price paid with respect to the Company or its assets. The exercise price of such

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warrants shall be equal to a twenty-five percent (25%) discount to the fair market value of the Company's common stock on the date of such closing.

         (b) If, at any time during the Term (or any extension thereof) or during the period ending twelve (12) months after the termination of this Agreement, any investors initially introduced to the Company by Consultant or otherwise arranged by Consultant purchase any securities from the Company in a transaction intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, the Company shall pay to Consultant, on the date of closing of such investment, an amount equal to five percent (5%) of the amounts so invested (the "Private Transaction Cash Fee"). In addition to the Private Transaction Cash Fee, the Company shall issue to Consultant, on the date of closing of such investment, warrants to purchase that number of fully-vested and unrestricted shares of the Company's common stock as shall be determined by dividing (i) an amount equal to the Private Transaction Cash Fee by (ii) the fair market value of such common stock on the date of closing of such investment as determined by calculating the average price per share of the investment with respect to which the Private Transaction Cash Fee is being paid. The exercise price of such warrants shall be equal to a twenty-five percent (25%) discount to the fair market value of the Company's common stock on the date of such closing.

         (c) If, at any time during the Term (or any extension thereof) or during the period ending twelve (12) months after the termination of this Agreement, the Company shall sell shares of its capital stock in a public offering, with respect to which Consultant has introduced or otherwise arranged the investment bank relationship, the Company shall pay to Consultant, on the date of closing of such sale, an amount equal to three percent (3%) of the gross proceeds from the sale of such shares (the "Public Transaction Cash Fee"). In addition to the Public Transaction Cash Fee, the Company shall issue to Consultant, on the date of closing of such sale, warrants to purchase that number of fully-vested and unrestricted shares of the Company's common stock as shall be determined by dividing (i) an amount equal to the Public Transaction Cash Fee by (ii) the fair market value of such common stock on the date of closing of such sale as determined by calculating the average price per share of the sale with respect to which the Public Transaction Cash Fee is being paid.

         (d) The Company agrees that it will use its best efforts to include all shares of the Company's common stock issued or issuable to Consultant pursuant to any provision of this Agreement (including shares underlying any warrants held by Consultant) in the first Registration Statement filed after the date hereof by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and, to the extent any of such shares of common stock are not sold pursuant to such Registration Statement and remain restricted, the Company shall use its best efforts to include such shares in any subsequent Registration Statements filed by the Company. The shares of common stock underlying any warrants issued pursuant to this Section 4 shall also have "piggy-back" registration rights with respect to any Registration Statement filed after the date such warrants are to be issued. In the event that such shares or warrants are not registered within eleven (11) months of being issued, Consultant shall have demand registration rights with respect thereto. Any warrants issued pursuant to this Section 4 shall have a term of three (3) years and shall have at least the

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equivalent anti-dilution protection as that provided for any other warrants, options or like instruments of the Company ("Standard Anti-Dilution
Protection").

5. Tag-Along Rights. As soon as practicable after execution of this Agreement, Consultant, the Company and the principal stockholders of the Company shall enter into an agreement, the terms of which shall be satisfactory to the Consultant, pursuant to which Consultant shall have the right to sell that number of shares of the Company's Common Stock owned by Consultant in any transaction in which one or more principal stockholders ("Selling Stockholders") sells any such shares owned by such Selling Stockholders as shall constitute the percentage of such shares owned by the Selling Stockholders being sold by the Selling Stockholders in such transaction at the same price per share as the Selling Stockholders. The Company shall satisfy all registration requirements necessary to permit Consultant to transfer his shares without restriction upon the exercise of his tag-along rights. In the event that the Company is unable to do so, upon the subsequent transfer of such shares by Consultant, if the price per share has declined as of such date to an amount less than that price per share received by the Selling Stockholders, the Company shall pay to Consultant an amount per share equal to such decline. The parties acknowledge and agree that the purpose of this provision of this Section 5 is to insure that the proceeds per share received by Consultant upon the exercise of his tag-along rights in accordance with this Section 5 are equal to the proceeds per share received by the Seller Stockholders in the transaction giving rise to such tag-along rights.

6. Investments by Consultant. Consultant shall not receive any success fee of any kind pursuant to Section 4 hereof as a result of any purchase of the Company's capital stock by Consultant or any affiliate of Consultant.

7.1. Liability of Consultant. In furnishing the Company with Consulting Services as herein provided, Consultant shall not be liable to the Company or its creditors for errors of judgment or for any conduct other than willful misconduct or fraud in respect of its obligations and duties under the terms of this Agreement.

It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice or approval of Consultant.

At all times after the date hereof, whether during or after the term of this Agreement, the Company shall indemnify Consultant to the fullest extent permitted by law for all expenses, costs, liabilities and legal fees of any kind which Consultant may incur in the discharge of its services hereunder or relating in any way to the Company or its business and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws mandating that the Company provide such indemnification, except for Consultant's willful misconduct or fraud in respect of its obligations and duties under this Agreement, and maintain appropriate insurance coverage with respect to its indemnification obligations set forth herein.

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7.2      Status of Consultant. Consultant shall be deemed to be an independent contractor and, except as expressly provided in this Agreement and as pre-approved in writing by the Company, shall have no authority to act on behalf of or to represent the Company.

8. Other Activities of Consultant. The Company recognizes that Consultant now renders and may continue to render other services (including but not limited to services relating to securing financing, finding investors and business development) to other companies that may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services so long as such other company or companies do not compete at that time directly with the Company on any product.

9. Term. The Term of this Agreement shall commence on the date hereof and shall expire on April 30, 2002 unless otherwise extended by the parties; provided, however, that either party may terminate this Agreement for any reason or for no reason upon sixty (60) days' notice to the other party. Notwithstanding the foregoing, if the Company terminates Consultant's engagement hereunder, other than for Cause (as defined below), the Company shall pay to Consultant (i) any compensation and fees owed to Consultant through the date of termination, (ii) any fees and amounts owed pursuant to Section 4 hereof, (iii) an amount equal to any reimbursable expenses incurred by Consultant prior to termination, and (iv) for a period of twelve (12) months following such termination, the Revenue Fees. In addition, Consultant shall continue to hold and have the right to exercise any warrants issued to Consultant in accordance with the terms of such warrants.

For purposes of this Section 9, "Cause" shall mean:

         i. Consultant's material failure to perform, or gross negligence in the performance of, his duties and responsibilities hereunder which failure continues for a period of ten (10) days after the Company provides written notice of such failure to Consultant; or

         ii. any other material breach by Consultant of any provision of this Agreement, which breach continues for ten (10) days after the Company provides written notice of such breach to Consultant.

Upon the termination of Consultant's relationship with the Company hereunder for Cause, the Company shall pay (i) any compensation and fees owed to Consultant through the date of termination, (ii) any fees and amounts owed to Consultant pursuant to Section 4 hereof, and (ii) an amount equal to any reimbursable expenses incurred by Consultant prior to termination. In addition, Consultant shall continue to hold and have the right to exercise any warrants issued to Consultant in accordance with the terms of such warrants.

Both parties acknowledge and agree that the success of the Company's business is not assured and that there can be no assurance that Consultant's services will result in any equity financing or other strategic partnerships. Consultant and Company agree that if either party, in such party's

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sole discretion, (i) does not find the business environment or conditions as expected, or (ii) does not receive support from the other party as expected, then the sole remedy available to such party shall be the termination of this Agreement, and neither party shall have the right to damages from the other party (whether direct, consequential or otherwise) as a result of any such termination; provided, however, that Consultant shall be entitled to recover any sums due or payable pursuant to this Agreement and, notwithstanding the limitations in this paragraph, Consultant may commence an action to recover such sums in accordance with the provisions of Section 15 hereof and Consultant's rights to indemnification as provided in Section 7.1 hereof shall not be terminated.

11. Administrative Assistants. The Company will make available to Consultant during the Term hereof (and any extensions) employees to provide Consultant with all administrative support reasonably required by Consultant in connection with provision of the Consulting Services hereunder. In the event Consultant requires additional materials and/or personnel in connection with the provision of the Consulting Services, the expenses related thereto shall be subject to the pre-approval of the Company and, following such pre-approval, the Company shall pay all such expenses.

12. Confidentiality and Nondisclosure. In connection with the services to be rendered to the Company by Consultant hereunder, the Company will make available to Consultant certain non-public, confidential information regarding the Company (the "Confidential Information"). "Confidential Information" means any and all information of the Company that is not generally known by others. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing and marketing activities of the Company, (ii) the products of the Company, (iii) the costs, sources of supply and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) people and organizations with whom the Company has business relationship and those relationships. Confidential Information also includes comparable information that the Company may receive, or has received, belonging to customers or others who do business with the Company. As a condition to the Confidential Information being furnished to Consultant, Consultant agrees not to use the Confidential Information for any purpose other than in connection with the rendering of Consulting Services to the Company, to keep the Confidential Information confidential and to refrain from disclosing the Confidential Information to any third party (except in connection with rendering the Consulting Services) or for otherwise using such Information for his own gain; provided, however, that Consultant may make any disclosure of the Confidential Information to which the Company gives its prior written consent. Notwithstanding anything herein to the contrary, Consultant shall not be prohibited from using or disclosing Confidential Information which
(a) is or becomes generally available to the public other than as a result of disclosure by Consultant, (b) becomes available to Consultant on a non-confidential basis after the date hereof from any third party that is not known by Consultant to be bound by a confidentiality agreement with the Company with respect to such information, or (c) Consultant is required to disclose by law or judicial order, provided that Consultant shall promptly notify the Company of such requirement so that the Company may seek an appropriate protective order or otherwise seek to protect the confidentiality of such information. Consultant agrees that, upon the written request of the Company, Consultant shall promptly destroy or return to the Company the written

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Confidential Information and any copies thereof in Consultant's possession for a period of two (2) years.

Consultant understands that this restriction shall continue to apply after Consultant's relationship with the Company terminates, regardless of the reason for such termination.

13. Relief, Interpretation, Expenses. Consultant agrees that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by it of the covenants contained in Section 12, without having to post bond.

14. Assignment. Neither the Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Consultant to any affiliate thereof or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other person or transfer all of substantially all of its properties or assets to any other person, so long as the Company remains liable for its obligations hereunder and the assignee assumes all obligations arising under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, their respective successors and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Arbitration. The parties agree that any controversies or claims arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators in any such arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The parties agree that the arbitrator(s) in any such arbitration shall not be authorized to award any exemplary or punitive damages. Any arbitration shall take place in Cleveland, Ohio. The arbitration shall be conducted before an arbitrator mutually agreed to by the parties. If the parties are unable to agree on a single arbitrator, the arbitration shall be conducted before a panel of three (3) arbitrators, one selected by Consultant, one selected by the Company and one selected by mutual agreement of the arbitrators selected by Consultant and the Company.

17. Miscellaneous. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings of every and any nature between them. This Agreement is executed in, and shall be construed and interpreted in accordance with, the laws of the state of Ohio, without regard to principles of conflicts of law.

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18.      Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and both of which shall together constitute one and the same instrument.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and by a duly authorized representative of the Company.


                         [Signatures on Next Page]


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers or representatives duly authorized the day and year first above written.


                                           INFOTOPIA, INC.


                                           By:
                                              ---------------------------------

                                           Its:
                                               --------------------------------


                                           I NET FINANCIAL MANAGEMENT, LTD.


                                           By:
                                              ---------------------------------

                                           Its:
                                               --------------------------------